EXHIBIT 99.1

American Financial Group, Inc. Announces
Record Twelve Month Core Net Operating Earnings in 2009

•	Book Value of $33.35 per share, an increase of 55% since 2008 year end
•	Record twelve month core net operating earnings of $493 million, $4.23 per share
•	Full year 2010 earnings guidance increased to $3.30 - $3.70 per share
•	Repurchased 5 million shares (avg price $24.79 per share) through February 8th

Cincinnati, Ohio – February 9, 2010 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported record 2009 fourth quarter net earnings attributable to shareholders of $161 million ($1.38 per share), compared to $39 million ($.32 per share) reported in the 2008 fourth quarter. Record net earnings attributable to shareholders for 2009 were $519 million ($4.45 per share), compared to $196 million ($1.67 per share) in 2008.  The significant improvement in the 2009 results reflects after-tax net realized gains of $40 million and $26 million in the 2009 fourth quarter and twelve month periods, respectively, compared to after-tax net realized losses of $83 million and $270 million in the respective 2008 periods.

Core net operating earnings were $121 million ($1.04 per share) for the 2009 fourth quarter compared to $122 million ($1.04 per share) in the 2008 fourth quarter.  Core net operating earnings were a record $493 million ($4.23 per share) for 2009 compared to $476 million ($4.07 per share) for 2008.  Core net operating earnings for 2009 and 2008 generated returns on equity of 16% and 17%, respectively.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations.  The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$121	$122	$493	$476

Signficant A&E Charges	-	-	-	(10)
Realized investment gains (losses)	40	(83)	26	(270)

Net earnings attributable to shareholders	$161	$39	$519	$196

Components of EPS:
Core net operating earnings	$1.04	$1.04	$4.23	$4.07

Significant A&E Charges	-	-	-	(.09)
Realized investment gains (losses)	.34	(.72)	.22	(2.31)

Diluted EPS	$1.38	$0.32	$4.45	$1.67

Footnotes are contained in the accompanying Notes to Financial Schedules at the end of this release.

Craig Lindner and Carl Lindner III, AFG’s Co-Chief Executive Officers, commented: “We are quite pleased that AFG continued to produce excellent core net operating earnings in the fourth quarter of 2009.  Working with an expectation that premium levels would be lower this year, our teams have executed cautiously, yet opportunistically, to address the challenges presented by a soft rate environment and a depressed economy.  We thank God and our management team for these results, particularly during one of the most challenging global economies in decades.  We believe that AFG’s ability to produce strong results in this environment demonstrates the value in our specialized insurance businesses.  Additionally, the stabilization of market conditions has led to a meaningful improvement in the market value of our investment portfolio, which, coupled with strong earnings, has fueled growth in shareholders’ equity of $1.3 billion since the end of 2008.

“During the fourth quarter of 2009, AFG repurchased 3.3 million shares of common stock at an average price per share of $24.62.  An additional 1.7 million shares were purchased from January 1 through February 8, 2010 at an average price of $25.12 per share.  We believe that purchasing shares at these prices is an effective use of our excess capital, producing a favorable effect on our earnings per share and book value per share.  Additionally, we have increased our core earnings guidance for 2010 to be between $3.30 and $3.70 per share, up from $3.10 to $3.50 per share.  The 2010 earnings guidance is lower than 2009 results due to the level of favorable reserve development recorded in 2009, the above average profitability in our 2009 crop operations, a continued soft market and lower investment returns expected in 2010.  As previously announced, we increased our common stock dividend by 6% over the 2009 rate, reflecting our confidence in the company’s long-term financial outlook.”

Business Segment Results

The P&C specialty insurance operations generated excellent underwriting profits for the 2009 fourth quarter and full year of $98 million and $424 million, with combined ratios of 84% and 82%, respectively.  The 2009 fourth quarter and full year combined ratios improved three points and five points from the respective 2008 periods primarily as a result of higher crop underwriting profits.  Results for the 2009 fourth quarter include $17 million (3 points) in unfavorable development compared to $58 million (8 points) of favorable development in 2008.  Full year favorable development was $205 million in 2009 (8 points) compared with $251 million (9 points) in 2008.  In addition, catastrophe losses totaled $18 million in 2009 compared to $59 million in 2008.

Gross and net written premiums were down 12% and 15%, respectively, in the 2009 fourth quarter compared to the same quarter a year earlier.  Full year 2009 gross and net written premiums were 12% and 20% lower, respectively, than in 2008.  A soft market, a decision to exit certain automotive related lines of business, depressed economic conditions and lower crop prices contributed to declines in gross written premium.  Increased cessions under our crop reinsurance agreement further reduced net written premium.  Gross and net written premiums, excluding crop operations, decreased 8% and 10% for the year, respectively.  Overall average renewal rates in 2009 were flat when compared with the prior year period.  Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $115 million in the 2009 fourth quarter, a 25% improvement over the prior year period.  The 2009 full year underwriting profit was $236 million, 51% above 2008.  Favorable crop yields and relatively stable commodity prices resulted in record profitability for our crop operations and contributed in large measure to these results.  Catastrophe losses for this group were $7 million in 2009 compared to $50 million in 2008. Our other property and transportation businesses reported strong underwriting profits notwithstanding soft market conditions.

Increased cessions under a crop reinsurance treaty reduced net written premiums for the 2009 fourth quarter and year.  Additional declines in gross and net written premiums resulted from lower spring commodity prices, planned volume reductions in our inland marine operations and soft market conditions in the property and inland marine and transportation operations.  Excluding crop, net written premiums for this group decreased 8% and 11% for the 2009 fourth quarter and full year, respectively, when compared to the 2008 periods.

The Specialty Casualty group reported an underwriting loss of $45 million in the 2009 fourth quarter and a 2009 full year underwriting profit of $63 million.  These results were considerably lower than 2008 primarily due to $48 million and $56 million, respectively, of pre-tax adverse development in Marketform’s Italian public hospital medical malpractice business related to 2008 and prior years, which Marketform has ceased writing.  Approximately one-third of this adverse development is attributable to non-controlling shareholders of Marketform.  Also contributing to these results were higher accident year losses in a book of targeted program business, lower underwriting profits in our general liability and excess and surplus lines resulting from a depressed economy, particularly in the homebuilders’ market, and competitive market conditions.  Other businesses in this group produced excellent underwriting profit margins, but at lower levels than 2008.  Declines in gross and net written premiums for the 2009 fourth quarter and full year are primarily attributable to lower general liability coverages resulting from the softening in the homebuilders market and strong competition in the excess and surplus lines.  These declines were partially offset by premium growth from Marketform, our start-up Environmental Division and our Executive Liability business.

The Specialty Financial group reported underwriting income of $38 million for the fourth quarter of 2009, compared to a loss of $65 million for the same period a year ago.  Underwriting income in 2009 for this group was $134 million, compared to an underwriting loss of $46 million in the comparable 2008 period.  Results for the 2009 fourth quarter and full year include favorable development in our run-off Residual Value Insurance (“RVI”) operations of $21 million and $90 million, respectively, due to a significant improvement in used car sale prices during the year.  Declines in gross and net written premiums were primarily the result of AFG’s exit from certain automotive-related lines of business during 2009.  Premium growth in the Financial Institutions and Fidelity and Crime businesses partially offset these declines.

The California Workers’ Compensation group reported underwriting profit of $2 million in the 2009 fourth quarter, compared to $11 million in the same 2008 period.  For the year, this group posted a small underwriting loss, compared to an underwriting gain of $45 million in 2008.  These results reflect the competitive pricing environment in California.  Our 2009 accident year combined ratio was 112%, an increase of 18 points from the prior year period, primarily as a result of rising average cost of claims.  Gross and net premiums decreased for the quarter and twelve month periods in large measure due to the rate reductions in traditional workers’ compensation business in California and reductions in employer payrolls.  Our Republic Indemnity subsidiary filed for an 8% rate increase, effective January 1, 2010.  Renewal rates for business written in California were up 3% for 2009.

Carl Lindner III stated: “The overall results produced by our P&C Group during the fourth quarter and full year of 2009 exceeded our expectations.  Our emphasis on disciplined underwriting and adequate pricing continue to result in strong underwriting profits. We believe this strong performance is further evidence of the benefits of the depth and breadth of our specialty expertise, which have served us well during times of economic uncertainty.

“Looking into 2010, we expect to produce strong underwriting profits, and forecast an overall calendar year combined ratio in the 88% to 91% range.  Our objective is to achieve a slight increase in the Specialty Group’s overall average renewal rates in 2010.  We expect our specialty P&C net written premiums to be up 10% to12%, as we return to historical levels of reinsurance cessions under our crop quota share agreement. Excluding crop, we expect net written premiums for our P&C operations to increase 2 - 4%.”

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core net operating earnings before income taxes of $35 million for the 2009 fourth quarter, a $3 million decrease from the comparable 2008 period.

Results for the fourth quarter included a $13 million pre-tax write-off of deferred acquisition costs ("DAC") related primarily to our fixed annuity business.  Results for the same period in 2008 included a $10 million DAC write off related primarily to our variable annuity business.  These charges were recorded in connection with our review of major actuarial assumptions, including management’s expectation of investment yields.

Full year 2009 core net operating earnings of $162 million represented an improvement of $4 million, as higher operating earnings in our annuity operations were offset by lower results in the long term care segment of our supplemental insurance operations.

Statutory premiums of $452 million for the fourth quarter of 2009 were slightly lower than the fourth quarter of 2008.  Increased sales of traditional fixed annuities were more than offset by lower indexed annuity sales and lower sales through the bank distribution channel.

For the full year 2009, statutory premiums of $1.9 billion were 11% lower than the comparable 2008 period.  The decrease was primarily related to lower sales of indexed annuities.

AFG’s annuity liabilities remain stable.  Due to the two-tier nature and other surrender protection features in certain of its annuity products, AFG continues to experience strong persistency in its annuity businesses.

Investments

AFG recorded fourth quarter net realized gains of $40 million after-tax, which include the previously announced gain of $49 million on the sale of a portion of its common stock investment in Verisk Analytics, Inc.  This gain was partially offset by the net effect of impairments and gains on sales of other investments.  AFG continues to own approximately 6.7 million shares (cost basis of approximately $24 million) of Verisk Class B common shares that are convertible into Class A shares on a share-for-share basis after the expiration of holding periods.  Realized losses, including impairments, were $83 million after tax in the comparable 2008 period.  Our portfolio continues to be high quality, with 92% of our fixed maturity portfolio rated investment grade and 95% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

More favorable market conditions have led to a meaningful improvement in the unrealized gain (loss) position on AFG’s investment portfolio.  At the end of the 2009 fourth quarter, net unrealized gains on our investment portfolio were $166 million on an after tax basis, compared to unrealized losses of $683 million a year earlier.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market;  new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in our investment portfolio, including mortgage-backed securities; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release.  The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss the 2009 fourth quarter and full year earnings at 11:30 a.m. (ET) tomorrow, February 10, 2010.  Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386).  The conference ID for the live call is 50600945.  Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on February 10, 2010 until 11:59 p.m. on February 17, 2010.  To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the Conference ID 50600945.  The conference call will also be broadcast over the Internet.  To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Bank of America Merrill Lynch 2010 Insurance Conference

Carl H. Lindner III, Co-Chief Executive Officer, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the Bank of America Merrill Lynch 2010 Insurance Conference being held at The New York Palace in New York City, on Tuesday, February 23, 2010 at 1:10 p.m. (ET).  Their presentation will be broadcast live over the Internet via the Webcast link below within the Investor Relations section of AFG’s website, www.AFGinc.com.

https://www.veracast.com/webcasts/bas/insurance2010/id13031800.cfm
A replay of the broadcast will be available for 14 days at the same website approximately 24 hours after the presentation.

Contact:	Diane P. Weidner	Web Sites:
	Assistant Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com

-o0o-
(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG's web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Income
P&C insurance premiums	$603	$763	$2,412	$2,867
Life, accident & health premiums	113	109	444	435
Investment income	300	303	1,200	1,123
Realized investment gains (losses)	60	(133)	38	(426)
Other income	49	62	226	294
	1,125	$1,104	4,320	4,293
Costs and expenses
P&C insurance losses & expenses	506	667	1,995	2,512
Annuity, life, accident & health benefits and expenses	256	250	983	932
Interest & other financing expenses	19	18	67	70
Other expenses	109	107	463	463
	890	1,042	3,508	3,977
Operating earnings before income taxes	235	62	812	316
Provision for income taxes	78	25	282	116

Net earnings including noncontrolling interests	157	37	530	200
Less: Net (earnings) loss attributable to noncontrolling interests	4	2	(11)	(4)

Net earnings attributable to shareholders	$161	$39	$519	$196

Diluted Earnings per Common Share	$1.38	$0.32	$4.45	$1.67

Average number of Diluted Shares	116.6	116.6	116.8	116.7

	December 31,	December 31,
	2009	2008
Selected Balance Sheet Data:
Total Cash and Investments	$19,791	$16,871
Long-term Debt	$828	$1,030
Shareholders’ Equity	$3,781	$2,490
Shareholders’ Equity (Excluding unrealized gains(losses) on fixed maturities)	$3,733	$3,210
Book Value Per Share	$33.35	$21.54
Book Value Per Share (Excluding unrealized gains(losses) on fixed maturities)	$32.92	$27.77
Common Shares Outstanding	113.4	115.6

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months ended December 31,		Pct. Change	Twelve Months ended December 31,		Pct. Change
	2009	2008		2009	2008

Gross written premiums	$725	$826	(12%)	$3,762	$4,266	(12%)

Net written premiums	$517	$608	(15%)	$2,311	$2,886	(20%)

Ratios (GAAP):
Loss & LAE ratio	57%	57%		49%	56%
Expense ratio	27%	30%		33%	31%

Combined Ratio(Excluding A&E)	84%	87%		82%	87%

Total Combined Ratio	84%	87%		83%	88%

Supplemental:
Gross Written Premiums:
Property & Transportation	$275	$338	(19%)	$1,816	$2,160	(16%)
Specialty Casualty	265	290	(9%)	1,200	1,273	(6%)
Specialty Financial	148	148	-	557	596	(7%)
California Workers’ Compensation	40	49	(18%)	194	238	(19%)
Other	(3)	1	-	(5)	(1)	-
	$725	$826	(12%)	$3,762	$4,266	(12%)

Net Written Premiums:
Property & Transportation	$210	$248	(16%)	$872	$1,292	(33%)
Specialty Casualty	158	180	(12%)	755	816	(7%)
Specialty Financial	99	121	(19%)	448	492	(9%)
California Workers’ Compensation	34	41	(17%)	168	213	(21%)
Other	16	18	-	68	73	(6%)
	$517	$608	(15%)	$2,311	$2,886	(20%)

Combined Ratio (GAAP):
Property & Transportation	51%	75%		74%	88%
Specialty Casualty	124%	72%		92%	75%
Specialty Financial	71%	153%		74%	109%
California Workers’ Compensation	95%	78%		100%	78%

Aggregate Specialty Group	84%	87%		82%	87%

Supplemental Notes:
1.
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

2.	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability and customized programs for small to mid-sized businesses.
3.
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

4.	California Workers’ Compensation consists of a subsidiary group that writes workers’ compensation insurance primarily in the state of California.
5.	Other includes an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months ended December 31,		Pct. Change		Twelve months ended December 31,		Pct. Change
	2009	2008			2009	2008

Retirement annuity premiums:
Fixed annuities	$145	$121	20%		$494	$513	(4%	)
Bank annuities	26	54	(52%	)	314	345	(9%	)
Indexed annuities	152	171	(11%	)	539	727	(26%	)
Variable annuities	19	27	(30%	)	87	91	(4%	)
	342	373	(8%	)	1,434	1,676	(14%	)

Supplemental insurance	100	95	5%		390	381	2%
Life insurance	10	(9)	-		44	32	38%

Total statutory premiums	$452	$459	(2%	)	$1,868	$2,089	(11%	)

*Reflects impact of a reinsurance treaty entered into during the third quarter of 2008.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:
a)  Components of core net operating earnings:

In millions	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

P&C operating earnings	$185	$180	$741	$690

Annuity & supplemental insurance operating earnings	35	38	162	158

Interest & other corporate expense	(38)	(27)	(136)	(105)

Core operating earnings before income taxes	182	191	767	743
Related income taxes	61	69	274	267

Core net operating earnings	$121	$122	$493	$476